Exhibit 99.1

PRESS RELEASE

PacWest Bancorp

(NASDAQ: PACW)

Contact:	Matthew P. Wagner	Victor R. Santoro
	Chief Executive Officer	Executive VP and CFO
	PacWest Bancorp	PacWest Bancorp
	10250 Constellation Blvd.	10250 Constellation Blvd.
	Suite 1640	Suite 1640
	Los Angeles, CA 90067	Los Angeles, CA 90067
Phone:	310-728-1020	310-728-1021
Fax:	310-201-0498

310-201-0498

FOR IMMEDIATE RELEASE

February 24, 2010

PACWEST BANCORP ANNOUNCES THE SALE OF $323.6 MILLION OF NON-COVERED ADVERSELY CLASSIFIED LOANS, INCLUDING $107.6 MILLION OF NONACCRUAL LOANS

CAPITAL POSITION ALLOWS PACWEST TO CLEAR BALANCE SHEET FOR FUTURE GROWTH

San Diego, California . . . PacWest Bancorp (Nasdaq: PACW) today announced that on Tuesday, February 23, 2010, its wholly-owned bank subsidiary, Pacific Western Bank, completed the sale of 61 non-covered adversely classified loans totaling $323.6  million, which includes $107.6 million of nonaccrual loans, to an institutional buyer for $200.6 million in cash.  The sale was on a servicing-released basis and without recourse to Pacific Western Bank.  The loans sold represent over one-half of the Bank’s non-covered adversely classified loans.  All loans sold were legacy Pacific Western Bank loans and none were “covered loans” acquired in the Affinity Bank acquisition.

Matt Wagner, Chief Executive Officer commented, “Removing almost $324 million of problem loans from our portfolio in a single transaction creates tremendous opportunity for the Company.”

Mr. Wagner continued, “We remain cautious and vigilant with respect to credit, and our existing loan portfolio is subject to uncertainty and volatility given the fragile economic environment.  Without these problem loans, however, and given the significant earnings power of our Company, we believe PacWest is well-positioned to grow, both organically and through acquisition.”

Vic Santoro, Executive Vice President and Chief Financial Officer, stated, “The expected after tax loss from the disposition of these classified and non-accrual loans is estimated to be $41 million.  Our significant capital base gives us the flexibility to not only absorb this loss now, but also to remain above the well-capitalized regulatory capital requirements.”

Actual and pro forma unaudited credit-related financial information as of December 31, 2009 is shown below.  The pro forma amounts reflect the sale of the adversely classified loans as of year-end 2009.  The amounts shown in the columns headed “Loans Sold” represent the balances of the loans on December 31, 2009; the balances of such loans on the date sold totaled $323.6 million.

The following table shows our non-covered loan portfolio concentration and credit quality data as of December 31, 2009 and on a pro forma basis giving effect to the loan sale.

	At December 31, 2009
	Actual	Loans Sold	Pro Forma
	(Dollars in thousands)
Commercial	$815,527	$(9,948)	$805,579
Real estate - construction	440,286	(143,955)	296,331
Commercial real estate -mortgage	2,425,328	(171,931)	2,253,397
Consumer	32,241	—	32,241
Total non-covered loans	3,713,382	(325,834)	3,387,548
Unearned income, net	(5,999)	(825)	(5,174)
Total non-covered loans, net of unearned income, net	$3,707,383	$(325,009)	$3,382,374

Non-covered nonaccrual loans	$240,167	$(110,536)	$129,631

Non-covered nonaccrual loans to total non-covered loans, net of unearned income	6.48%		3.83%

The details of the construction loan portfolio as of December 31, 2009 and on a pro forma basis giving effect to the loan sale follow:

	At December 31, 2009
	Actual	Loans Sold	Pro Forma
	(Dollars in thousands)
Commercial construction:
100% owner occupied	$20,086	$(6,756)	$13,330
Industrial/warehouse	67,915	(8,436)	59,479
Office building	37,300	(32,706)	4,594
Retail	49,573	(24,140)	25,433
Land acquisition	38,905	(6,775)	32,130
Unimproved commercial land	25,709	—	25,709
Other	28,860	(4,459)	24,401
Total commercial construction	268,348	(83,272)	185,076

Residential construction:
Land acquisition and development	$52,458	$(26,950)	$25,508
Nonowner-occupied single family	30,103	(9,925)	20,178
Unimproved residential land	39,003	—	39,003
Multifamily	38,825	(20,690)	18,135
Owner occupied	11,549	(3,118)	8,431
Total residential construction	171,938	(60,683)	111,255
Total construction	$440,286	$(143,955)	$296,331

Our largest non-covered loan portfolio concentration is the real estate mortgage category, which includes loans secured by commercial and residential real estate.  The loans sold reduce our non-covered real estate mortgage loan portfolio as indicated in the following table.

	At December 31, 2009
	Actual	Loans Sold	Pro Forma
	(Dollars in thousands)
Commercial real estate mortgage:
Owner-occupied	$377,057	$(12,392)	$364,665
Retail	479,370	(32,088)	447,282
Office buildings	343,746	—	343,746
Industrial/warehouse	356,227	—	356,227
Hotels and other hospitality	257,489	(57,986)	199,503
Other	381,167	(14,593)	366,574
Total commercial real estate mortgage	2,195,056	(117,059)	2,077,997

Residential real estate mortgage:
Multi-family	105,276	(25,216)	80,060
Single family owner-occupied	84,591	(9,667)	74,924
Single family nonowner-occupied	40,405	(19,989)	20,416
Total residential real estate mortgage	230,272	(54,872)	175,400
Total real estate mortgage	$2,425,328	$(171,931)	$2,253,397

ABOUT PACWEST BANCORP

PacWest Bancorp is a bank holding company with $5.3 billion in assets as of December 31, 2009, with one wholly-owned banking subsidiary, Pacific Western Bank. Through 68 full-service community banking branches, Pacific Western provides commercial banking services, including real estate, construction and commercial loans, to small and medium-sized businesses. Pacific Western’s branches are located in Los Angeles, Orange, Riverside, San Bernardino, San Diego, San Francisco, San Mateo and Ventura Counties. Through its subsidiary BFI Business Finance and its division First Community Financial, Pacific Western also provides working capital financing to growing companies located throughout the Southwest, primarily in the states of Arizona, California and Texas. Additional information regarding PacWest Bancorp is available on the Internet at www.pacwestbancorp.com. Information regarding Pacific Western Bank is also available on the Internet at www.pacificwesternbank.com.

Contact information:

Matt Wagner, Chief Executive Officer, (310) 728-1020

Vic Santoro, Executive Vice President and CFO, (310) 728-1021